Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton Chief Financial Officer 610-768-3300	June 1, 2007

UNIVERSAL HEALTH SERVICES, INC.

ANNOUNCES NEW CO-HEADS OF ACUTE CARE DIVISION

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE: UHS) announced today that Mike Marquez and Marc Miller have been named as co-heads of the Acute Care Division.

Mike has been with the company for over sixteen years and has served as Vice President of the Acute Care Division’s highly successful Western Region for the last seven years. Prior to that he was CEO/Managing Director of Manatee Memorial Hospital, Bradenton, FL, a 491-bed acute care hospital. Mike was also CEO/Managing Director of UHS’ Wellington Regional Medical Center, West Palm Beach, FL.

He holds a Bachelor of Science Degree in Business Administration from Florida International University, Miami, FL, and a Masters Degree in Business Administration from Nova/Southeastern University, Fort Lauderdale, FL.

Marc Miller has been with UHS for twelve years and has served as Vice President of the Eastern region of the Acute Care Division since 2003. He had previously been CEO/Managing Director of Central Montgomery Medical Center, Lansdale, PA, The Chief Operating Officer at Wellington Regional Medical Center, West Palm Beach, FL and Associate Administrator at George Washington University Hospital in Washington, D.C. Prior to his direct hospital experience he served as Director of Operations for UHS’ radiation Oncology Division. Marc has been a member of the UHS Board of Directors since 2006.

Marc graduated from the University of Vermont with a Bachelor of Arts degree and earned a Masters of Business Administration degree in Healthcare Management from the Wharton School of the University of Pennsylvania.

Kevin Gross, who had previously managed the Acute Care Division, has resigned to pursue other healthcare opportunities. Alan B. Miller, President and Chief Executive Officer said “We appreciate his contribution during his short tenure here and we wish him well in the future”.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. For additional information on the Company, visit our web site: http://www.uhsinc.com.